SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

      Date of Report (Date of earliest event) July 15, 1999





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

Item 5.  Other Events.


Earnings

Associates Corporation of North America (the "Company") recorded net earnings for the three-month period ended June 30, 1999 of $253.2 million, compared with $236.5 million for the prior year period, a 7% increase. Net earnings for the six-month period ended June 30, 1999 were $489.9 million compared with $472.0 million for the prior year period, a 4% increase. Earnings before provision for income taxes increased 7% to $401.4 million for the three-month period ended June 30, 1999 compared with $374.3 million for the prior year period. Earnings before provision for income taxes increased 5% to $776.9 million for the six-month period ended June 30, 1999 compared with $741.2 million for the prior year period.

Growth in Finance Receivables

Net finance receivables increased 7% to $49.3 billion at June 30, 1999 from $46.0 billion at December 31, 1998. The transactions described below were the primary causes for the change in receivables outstanding during the first six months of 1999.

On January 6, 1999, the Company's parent, Associates First Capital Corporation ("First Capital") purchased the assets and assumed the liabilities of Avco Financial Services, Inc ("Avco"). During the first quarter of 1999, First Capital transferred substantially all of the domestic and Puerto Rico consumer finance operations of Avco to the Company, which included approximately $4 billion in finance receivables. Avco's domestic and Puerto Rico consumer finance product offerings include home equity lending, real estate sales finance and consumer loans. In March of 1999, approximately $525 million of such receivables were sold.

In June 1999, the Company sold to First Capital, at book value, approximately $900 million of the Company's participation interest in First Capital's private label receivables (the "Private Label Sale"). These receivables were subsequently securitized and sold by First Capital. In addition, approximately $714 million of the Company's participation interest in First Capital's private label receivables were transferred to other assets as receivables held for sale, reflecting management's intent to sell these receivables to First Capital during the 3rd or 4th quarter of 1999 in a similar transaction.

Credit Quality

The allowance for losses to net finance receivables ("Allowance Ratio")was 2.91% at June 30, 1999, a decrease from 3.00% and 3.17% at December 31, and June 30, 1998, respectively. Similarly, the Company's composite ratio of net credit losses to average net finance receivables ("Loss Ratio")declined to 1.77% for the six-month period ended June 30, 1999 as compared to 2.14% for the prior year period. These decreases were primarily attributable to a modest shift in product mix toward more secured portfolios. Secured portfolios generally have lower loss levels than unsecured portfolios. This shift in product mix was principally caused by the second quarter 1998 sale, at book value, of $5.2 billion of the Company's participation interest in First Capital's U.S. bankcard credit card receivables to First Capital and the aforementioned Private Label Sale.

Management believes the allowance for losses at June 30, 1999 is sufficient to provide adequate protection against losses in its portfolios.

Certain unaudited financial information for the six months and three months ended or at June 30, 1999 for Associates Corporation of North America is as follows (dollar amounts in millions):

                           Six Months Ended           Three Months Ended
                               June 30                      June 30
                       1999      1998   %Change      1999      1998  %Change

TOTAL REVENUE       $3,601.2  $3,595.6       0%   $1,789.0  $1,708.0     5%

EARNINGS BEFORE
 PROVISION FOR
 INCOME TAXES          776.9     741.2       5       401.4     374.3     7

NET EARNINGS           489.9     472.0       4       253.2     236.5     7

                                June 30       December 31        June 30
                              1999           1998              1998

NET FINANCE RECEIVABLES         $49,285.9        $46,038.5       $43,817.2

TOTAL ASSETS                     58,868.5         56,577.3        52,803.4

TOTAL DEBT                       48,178.1         48,633.4        45,390.8

STOCKHOLDERS' EQUITY              9,107.7          6,756.2         6,521.8

60+DAYS CONTRACTUAL
 DELINQUENCY                         2.55%            2.41%           2.28%

NET CREDIT LOSSES (as
 a % of ANR)                         1.77             1.94            2.14

ALLOWANCE FOR LOSSES ON
 FINANCE RECEIVABLES
  Amount                        $ 1,434.7        $ 1,378.9       $ 1,387.3

  Percent of net finance
   receivables                       2.91%            3.00%           3.17%


                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               ASSOCIATES CORPORATION OF NORTH AMERICA




                               By: /s/ John F. Stillo
                                   ------------------------
                                  Executive Vice President and Comptroller



Date: July 14, 1999